FORM OF AMENDED AND RESTATED
STOCK OPTION AND DIVIDEND EQUIVALENT AWARD AGREEMENT

        This AMENDED AND RESTATED STOCK OPTION AND DIVIDEND EQUIVALENT AWARD AGREEMENT (“Agreement”) dated the date set forth in the Acceptance attached hereto amends and restates in its entirety that certain Stock Option and Dividend Equivalent Award Agreement dated as of February 2, 2004 (the “Grant Date”), between Plum Creek Timber Company, Inc., a Delaware corporation (the “Company”), and [Name of Director] (“Director”), a director of the Company. Terms used herein, unless otherwise defined herein, shall have the meanings ascribed to them in the Plum Creek Timber Company, Inc. Amended and Restated Stock Incentive Plan (the “Plan”). To carry out the purposes of the Plan by affording Director the opportunity to purchase shares of common stock, par value $.01 per share, of the Company (“Stock”) and to receive certain other benefits under the Plan, and in consideration of the mutual agreements and other matters set forth herein and in the Plan, the Company and Director hereby agree as follows:

A.   Stock Option Award.

       1.        Grant of Option. The Company hereby grants to Director as of the Grant Date the right and option (the “Option”) to purchase all or any part of an aggregate of six thousand (6,000) shares of Stock, on the terms and conditions set forth herein and in the Plan, which Plan is incorporated herein by reference as a part of this Agreement. The Option shall not be treated as an incentive stock option within the meaning of section 422(b) of the Internal Revenue Code of 1986, as amended (the “Code”).

       2.        Purchase Price. The purchase price of any Stock purchased pursuant to the exercise of the Option shall be $30.91 per share, which was the closing price of a share of Stock on the Grant Date.

       3.        Exercise of Option.

       (a)               The Option is fully vested and exercisable and may be exercised, following the procedure therefore established by the Committee from time to time, at any time during the period ending on the date which is ten years after the Grant Date.

       (b)               The Option is not transferable otherwise than by will or the laws of descent and distribution, or pursuant to a “qualified domestic relations order” as defined by the Code, and may be exercised by Director, Director’s guardian or legal representative or a transferee under a qualified domestic relations order or Director’s estate or the person who acquires the Option by will or the laws of descent and distribution or otherwise by reason of the death of Director. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of the Option or of such rights contrary to the provisions hereof or the Plan, or upon the levy of any attachment or similar process upon the Option or such rights, the Option and such rights shall immediately become null and void.

       (c)               The purchase price of shares as to which the Option is exercised shall be paid in full at the time of exercise (i) in cash (including check, bank draft or money order payable to the order of the Company), (ii) by delivering to the Company shares of Stock having a fair market value equal to the purchase price, or (iii) by a combination of cash or Stock. Payment may also be made by delivery (including by facsimile transmission) to the Company of a properly executed and irrevocable Notice of Exercise form, coupled with irrevocable instructions to a broker-dealer to simultaneously sell a sufficient number of the shares as to which the Option is exercised and deliver directly to the Company that portion of the sales proceeds representing the exercise price and applicable minimum withholding taxes (“Cashless Exercise”) or by such other similar process approved by the Committee.

       (d)               No fraction of a share of Stock shall be issued by the Company upon exercise of an Option or accepted by the Company in payment of the purchase price thereof; rather, Director shall provide a cash payment for such amount as is necessary to effect the issuance and acceptance of only whole shares of Stock. Unless and until a certificate or certificates representing such shares shall have been issued by the Company to Director, Director (or the person permitted to exercise the Option in the event of Director’s death) shall not be or have any of the rights or privileges of a shareholder of the Company with respect to shares acquirable upon an exercise of the Option.

       4.        Status of Stock.

       (a)               Notwithstanding any other provision of this Agreement, in the absence of an effective registration statement under the Securities Act of 1933, as amended (the “Act”), for issuance of the Stock acquirable upon exercise of the Option, or an available exemption from registration under the Act, issuance of shares of Stock acquirable upon exercise of the Option will be delayed until registration of such shares is effective or an exemption from registration under the Act is available. The Company intends to use its best efforts to ensure that no such delay will occur. In the event exemption from registration under the Act is available upon an exercise of the Option, Director (or the person permitted to exercise the Option in the event of Director’s death or incapacity), if requested by the Company to do so, will execute and deliver to the Company in writing an agreement containing such provisions as the Company may require to assure compliance with applicable securities laws.

       (b)               Director agrees that the shares of Stock, which Director may acquire by exercising the Option, will not be sold or otherwise disposed of in any manner, which would constitute a violation of any applicable securities laws, whether federal, or state. Director also agrees (a) that the certificates representing the shares of Stock purchased under the Option may bear such legend or legends as the Company deems appropriate in order to assure compliance with applicable securities laws, (b) that the Company may refuse to register the transfer of the shares of Stock purchased under the Option on the stock transfer records of the Company if such proposed transfer would, in the opinion of counsel satisfactory to the Company, constitute a violation of any applicable securities law and (c) that the Company may give related instructions to its transfer agent, if any, to stop registration of the transfer of the shares of Stock purchased under the Option.

B.   Dividend Equivalents.

       1.       Grant of Dividend Equivalents. The Company hereby grants to Director as of the Grant Date in connection with the grant of the Option six thousand (6,000) Dividend Equivalents equal in value to dividends paid with respect to the number of shares of Stock underlying such Option, together with interest earned thereon, subject to the attainment of the Performance Goals set forth in paragraph B.4.

       2.       Non-transferable. Director may not sell, transfer, pledge or assign Dividend Equivalents.

       3.       Peer Group. For purposes of this Agreement, the Company’s peer group (“Peer Group”) shall be comprised of three components: (a) the industry peer group companies set forth by the Committee; (b) companies in the S&P 500 Index; and (c) companies in the Morgan Stanley REIT Index; provided, that each of the foregoing Peer Group components shall be subject to equitable adjustment by the Committee in its sole discretion to the extent that one or more companies in any component grouping shall cease to maintain separate legal existence by reason of merger or legal dissolution or otherwise, or shall no longer be part of the applicable Index. For purposes of determining values earned for the Dividend Equivalents granted hereby, the components of the Peer Group will be given the following weightings: industry group 50%; S&P group 25%; and REIT Index group 25%.

       4.       Performance Goals.

       (a)               The Performance Goals for the Dividend Equivalents granted hereby shall be comprised of: (i) an absolute measure of Total Shareholder Return equal to 5.5% compounded annually, based upon the Company’s Stock price and dividends paid (“Threshold Target”); and (ii) a relative measure of Total Shareholder Return, based upon the Company’s Total Shareholder Return compared against the Total Shareholder Return of the companies in the Peer Group.

       (b)               The Performance Period for the Dividend Equivalents granted hereby shall commence on January 1, 2004 and shall end on December 31, 2008.

       (c)               In order to be eligible to earn the dividends paid on the stock underlying the Option during any year (or prior year to the extent not yet earned) of the Performance Period (the “Dividends”), the compounded Total Shareholder Return for the Company as of December 31 for such year must meet or exceed the Threshold Target.

       (d)               Once the Threshold Target is met at the end of any given year during the Performance Period, a percentage of the Dividends for such year, as well as a percentage of the Dividends for each prior year of the Performance Period to the extent not yet earned, shall be credited to a Memorandum Account on Director’s behalf. The percentage of Dividends to be credited to Director’s Memorandum Account shall be equal to the specified percentage corresponding to the identified percentile ranking with respect to each component of the Peer Group achieved by the Company during such year of the Performance Period, as set forth below:

Relative Performance	Dividends Equivalents Earned

At or above the 75th percentile	100% of Dividends Paid

Between the 50th and 75th percentiles	Sliding scale between 50% and 100% of Dividends Paid

Below the 50th percentile	0% of Dividends Paid

Each component of the Peer group will be measured separately and given the weighting specified in Paragraph B.3. All Dividends credited to Director’s Memorandum Account shall earn interest at a market rate selected from time to time by the Committee.

       5.        Effect of Stock Option Exercise. Upon any exercise of the Option, the Dividend Equivalents granted hereunder shall immediately terminate with respect to the corresponding number of shares underlying the portion of the Option so exercised, and the opportunity to earn additional dividends with respect to such shares shall cease.

       6.        Payment of Dividend Equivalents. Amounts credited to Director’s Memorandum Account, including any interest earned thereon, shall be paid within a reasonable time following the end of the Performance Period set forth in paragraph B.4(b) above. Amounts credited shall be paid either 100% in cash, less any required tax withholding, or a combination of stock and cash, as elected by Director.

       7.        Termination of Service. Within a reasonable period of time following termination of service to the Company, Director shall receive an amount in cash equal to the amount of Dividends credited to Director’s Memorandum Account pursuant to earned Dividend Equivalents relating to the Option.

C.    Miscellaneous.

       1.        Binding Effect. This Agreement shall be binding upon and inure to the benefit of any successors to the Company and all persons lawfully claiming under Director.

       2.        Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Washington.

AMENDED AND RESTATED STOCK OPTION AND DIVIDEND EQUIVALENT
AWARD AGREEMENT ACCEPTANCE

        You have been granted shares of Plum Creek Timber Company Inc. stock under the Plum Creek Timber Company, Inc. Amended and Restated Stock Incentive Plan (“Plan”). Capitalized terms used but not defined herein have the meanings ascribed to them in the Plan.

Award Summary:

Name: [Name of Director] SSN: [Social Security Number]

Original Grant Date: 2nd day of February 2004

Stock Option Grant:

Total Shares under Option Grant: 6,000

Option Price per Section A(2): $30.91 per share

Fully vested upon grant

Dividend Equivalent (DERs) Grant:

Total Dividend Equivalents granted: 6,000

Stock Price at the beginning of the Performance Period $30.45 (January 1, 2004)

DER Performance Period (5-years): January 1, 2004 - December 31, 2008

        IN WITNESS WHEREOF, the Company has caused this Amended and Restated Award Agreement to be duly executed by its officer thereunto duly authorized, and Director has executed this Agreement, each on the dates set forth below, this Agreement to be effective on the latter of the two dates.

Plum Creek Timber Company, Inc.

By:__________________________________
Barbara L. Crowe Vice President, Human Resources

Date:_________________________________

Director Signature _______________________
[Name of Director]